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                                                                     EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Sponsors and Trustee of Equity Investor Fund, Baby Boom Economy Portfolio 2000 Growth Series B, Defined Asset Funds:



We consent to the use in this Registration Statement No. 333-43912 of our report dated August 30, 2000, relating to the Statement of Condition of Equity Investor Fund, Baby Boom Economy Portfolio 2000 Growth Series B, Defined Asset Funds and to the reference to us under the heading "How The Fund Works--Auditors" in the Prospectus which is a part of this Registration Statement.



DELOITTE & TOUCHE LLP
New York, NY
August 30, 2000